Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103

COMCAST ANNOUNCES COMPLETION OF SEPARATION OF VERSANT MEDIA GROUP, INC.

PHILADELPHIA – January 5, 2026 – Comcast Corporation today announced the completion of its previously announced separation of Versant Media Group, Inc. into a separate public company, effective as of 11:59 p.m. Eastern Time on January 2, 2026. Versant will commence regular-way trading today on Nasdaq under the ticker symbol VSNT.

Comcast shareholders received one share of Versant Class A common stock or Versant Class B common stock for every 25 shares of Comcast Class A common stock or Comcast Class B common stock, respectively, held at the close of business on the record date of December 16, 2025. The distribution of Versant shares occurred after the close of trading on Nasdaq on January 2, 2026.

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and PJT Partners LP served as financial advisors to Comcast, and Davis Polk & Wardwell LLP served as legal counsel.

About Comcast Corporation

Comcast Corporation (NASDAQ: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

About VERSANT

VERSANT (Nasdaq: VSNT) is an industry-changing media and entertainment business and home to trusted brands that shape culture, inform audiences, and build lasting connections. It operates across four core markets: political news and opinion, business news and personal finance, golf and athletics participation and sports and genre entertainment. These markets are served through a powerful portfolio of iconic and innovative brands, including CNBC, MS NOW, USA Network, Golf Channel, Oxygen, E!, SYFY, along with complementary digital assets including Fandango, Rotten Tomatoes, GolfNow and GolfPass. Visit www.VersantMedia.com for more information.

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Investor Contacts		Press Contacts

Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 531-3296
Jane Kearns	(215) 286-4794	John Demming	(215) 429-4744